Exhibit 99.3

TO HOLDERS OF 14% SENIOR SECURED NOTES DUE 2013

Real Mex Restaurants, Inc. is offering to exchange (the “Exchange Offer”) up to $130,000,000 of its newly registered 14% Senior Secured Notes due 2013 (“New Notes”) for its outstanding 14% Senior Secured Notes due 2013 (“Existing Notes”).

Briefly, you may either:

a.	Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

b. Retain your Existing Notes.

All tendered Existing Notes must be received on or prior to          , 2009 at 5:00 p.m., New York City Time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (213) 614-2588 or write Wells Fargo Bank, National Association, Corporate Trust Services, 707 Wilshire Blvd., 17th Floor, Los Angeles, CA 90017, Attn: Maddy Hall.